TO:
FROM:
DATE:
SUBJECT:    Conformis, Inc. 2019 Incentive Compensation Program

You are eligible to take part in the 2019 Incentive Compensation Program. We consider you to be an important member of the Conformis team, with the ability to contribute to the Company’s overall success. Your participation in the 2019 Incentive Compensation Program represents our confidence in your ability to help Conformis achieve its goals. In order to continue to increase employee ownership in the Company, it is currently expected that the incentive compensation will be paid out in the form of restricted stock awards.
The amount of bonus you will receive depends on the 2019 actual performance of Conformis and your individual contribution. The payout is calculated based on your 2019 base salary effective as of December 31, 2019.
Upon Conformis achieving the Bonus Levels as described below, your bonus amount will be adjusted based on your individual performance and contribution toward achieving 2019 goals, including, but not limited to, the following objectives:

•	Bonus award of up to ___% of base salary if Conformis achieves the Target Bonus Level as described below, prorated based on your start date

•	Target Bonus Level performance targets

◦	Achieve 100% of the 2019 product revenue target of $_______ million (50% of the bonus award)

o	Achieve 100% of the 2019 product gross margin target of ____% (25% of the bonus award)

o	Achieve 100% of the 2019 non-variable operating expenses target of $______ million (25% of bonus award)

•	Apply straight line progression sliding scale to performance targets

o	Threshold payouts are 0% of target payouts if Company reaches 90% of target (“Threshold”)

o	Maximum payouts are 160% of target payouts if Company reaches 110% or more of target

o	If any of the performance targets are not achieved, the other performance payouts shall not exceed target payouts for the corresponding targets

600 Technology Park Drive | Billerica, MA 01821 | 781.345.9001 | 781.345.0147

Page 2 of 2    _____________________, 2019

PERSONAL and CONFIDENTIAL

No incentive compensation will be provided unless Conformis achieves the Threshold as listed above. Even if Threshold is achieved, the Chief Executive Officer or the Compensation Committee of the Board of Directors (BOD) may adjust the incentive compensation based on the individual’s performance.

1.	The 2019 incentive compensation will be provided by March 15, 2020, unless otherwise determined by the Compensation Committee of the BOD, (“Payout Date”).

2.
No incentive compensation will accrue to the benefit of any participant unless they remain employed by Conformis through the Payout Date, unless otherwise determined by the Compensation Committee of the BOD.

3.	Where necessary the Compensation Committee of the BOD may adjust financial results to exclude unusual transactions not deemed to be part of normal current operations.

4.
This Incentive Compensation Program may be modified in part or in its entirety, including a decision to not provide any payout even if the Threshold is met, for any reason without notice to the participant by the Compensation Committee of the BOD.

5.	Continuance of this particular Incentive Compensation Program beyond December 31, 2019 is not guaranteed.

6.
This incentive compensation plan does not change the at-will employment status of participants. As an at-will employee, either Conformis or a participant may terminate participant’s employment at any time, for any reason or no reason, with or without cause or notice. If a participant’s employment is terminated prior to the Payout Date for any reason, the participant shall not be eligible to receive the incentive compensation set forth above.

We very much appreciate your commitment to Conformis.
Approved by:

Conformis, Inc.
Approved by the Compensation
Committee on ______________

600 Technology Park Drive | Billerica, MA 01821 | 781.345.9001 | 781.345.0147